                                                               EXHIBIT (a)(1)(i)

 THIS ANNOUNCEMENT IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE ONLY BY THE OFFER TO PURCHASE DATED JANUARY 18,
2000, AND THE RELATED LETTER OF TRANSMITTAL. THE OFFER IS NOT BEING MADE TO, NOR
    WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES IN ANY
     JURISDICTION IN WHICH MAKING OR ACCEPTING THE OFFER WOULD VIOLATE THAT
                              JURISDICTION'S LAWS.

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              MERRILL LYNCH HIGH INCOME MUNICIPAL BOND FUND, INC.
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             NOTICE OF OFFER TO PURCHASE FOR CASH 4,000,000 OF ITS
           ISSUED AND OUTSTANDING SHARES AT NET ASSET VALUE PER SHARE
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      THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE ARE 12:00 MIDNIGHT,
       NEW YORK CITY TIME, ON MONDAY, FEBRUARY 14, 2000, UNLESS EXTENDED.
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    Merrill Lynch High Income Municipal Bond Fund, Inc. (the "Fund") is offering to purchase 4,000,000 of its issued and outstanding shares of common stock par value $.10 per share (the "Shares") at a price equal to their net asset value ("NAV") less any applicable early withdrawal charge as of the close of the New York Stock Exchange on the Expiration Date, February 14, 2000, unless extended, upon the terms and conditions set forth in the Offer to Purchase dated
January 18, 2000 (the "Offer"). The NAV on January 13, 2000, was $9.62 per share. The purpose of the Offer is to provide liquidity to stockholders since the Fund is unaware of any secondary market that exists for the Shares. The Offer is not conditioned upon the tender of any minimum number of Shares.

    If more than 4,000,000 Shares are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Board of Directors when it determined to make the Offer, the Fund will either extend the Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount that it believes will be sufficient to accommodate the excess Shares tendered, as well as any Shares tendered during the extended Offer period, or purchase 4,000,000 Shares (or such larger number of Shares sought) on a pro rata basis.

    Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 midnight, New York City time, on Monday, February 14, 2000, unless the Offer is extended, and, if not yet accepted for payment by the Fund, Shares may also be withdrawn after March 14, 2000.

    The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

    Questions and requests for assistance, for current NAV quotations or for copies of the Offer to Purchase, Letter of Transmittal, and any other tender offer documents, may be directed to the Merrill Lynch Response Center at the address and telephone number below. Copies will be furnished promptly at no expense to you and also may be obtained by completing and returning the coupon below to the Merrill Lynch Response Center. Stockholders who do not own Shares directly should effect a tender through their broker, dealer, or nominee. For example, stockholders who purchased shares through Merrill Lynch, Pierce, Fenner & Smith Incorporated should effect tenders through their Financial Consultant.

                            1-800-MERRILL, EXT. 4302
                                 1-800-637-7455

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MAIL TO: MERRILL LYNCH RESPONSE CENTER
         P.O. BOX 30200,
         NEW BRUNSWICK, NJ 08989-0200

/ / PLEASE SEND ME MERRILL LYNCH HIGH INCOME MUNICIPAL
BOND FUND, INC. TENDER OFFER MATERIALS.

NAME ______________________                         ADDRESS ____________________

BUSINESS PHONE ____________                         CITY _______________________

HOME PHONE ________________                         STATE ____    ZIP __________

MERRILL LYNCH CLIENTS, PLEASE GIVE THE NAME AND OFFICE
ADDRESS OF YOUR MERRILL LYNCH FINANCIAL CONSULTANT:

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                                                    4302

                                       January 18, 2000

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